UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

__________________________________________

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QCR HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QCR HOLDINGS, INC.

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 4, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2024

Explanatory Note

QCR Holdings, Inc. (the “Company”) previously filed with the Securities and Exchange Commission a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement (the “Proxy Statement”) for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Thursday, May 16, 2024, at 8:00 a.m. Central Time (www.virtualshareholdermeeting.com/QCRH2024). As described in Proposal 4 included in the Proxy Statement (the “Original Proposal 4”), the Company’s Board of Directors have approved, subject to stockholder approval, the QCR Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”), and the Company is seeking stockholder approval of the 2024 Equity Incentive Plan at the Annual Meeting. The Original Proposal 4 includes a detailed summary of the 2024 Equity Incentive Plan, including all of its material terms; however, the language in the Original Proposal 4 inadvertently included typographical errors with respect to the limits applicable to certain awards under the 2024 Equity Incentive Plan as well as the date on which the Board of Directors approved the 2024 Equity Incentive Plan. Accordingly, the Company is filing this supplement to the Proxy Statement to include a complete corrected version of Proposal 4, which is set forth below (the “Revised Proposal 4”). The Revised Proposal 4 amends and replaces the Original Proposal 4 in its entirety and should be read together with the balance of the text of the Proxy Statement. The description of the 2024 Stock Incentive Plan set forth in the Revised Proposal 4 is qualified in its entirety by reference to the full text of the 2024 Stock Incentive Plan attached as Appendix A to the Proxy Statement, which is incorporated by reference into the Revised Proposal 4.

Except as specifically set forth herein, this supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. In addition, this supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

The revisions to Proposal 4 will have no effect on the validity of any proxies the Company has received prior to its upcoming Annual Meeting nor on the votes taken at such meeting. If you have already submitted a proxy to vote your shares, you do not need to resubmit your proxy unless you wish to change your vote. If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission.

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PROPOSAL 4:
APPROVAL OF THE 2024 EQUITY INCENTIVE PLAN

On February 21, 2024, the Board of Directors approved the QCR Holdings, Inc. 2024 Equity Incentive Plan for QCR Holdings and our subsidiaries, subject to stockholder approval.  A summary of the material provisions of the 2024 Equity Incentive Plan is set forth below.  A copy of the 2024 Equity Incentive Plan is attached to the Proxy Statement as Appendix A.

Purpose

The 2024 Equity Incentive Plan was established by the Board of Directors to promote the long-term financial success of QCR Holdings, attract, retain and reward persons who can and do contribute to such success, and further align the participants’ interests with those of our stockholders. The 2024 Equity Incentive Plan will be administered by the Compensation Committee of our Board of Directors, which will select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

We are submitting the 2024 Equity Incentive Plan to our stockholders at this time to replace our current equity compensation plan, the 2016 Equity Incentive Plan and comply with NASDAQ listing requirements, which require stockholder approval.

If the 2024 Equity Incentive Plan is not approved by our stockholders, it will not be adopted and we will continue to operate under our existing equity compensation plans until their expiration. In the event those plans expire, we believe that higher cash compensation may be required to attract and retain key employees and other individuals.  The 2024 Equity Incentive Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:

•	Multiple Award Types. The 2024 Equity Incentive Plan permits the issuance of restricted stock units, options, restricted stock and other types of equity grants, subject to the share limits of the plan. This breadth of award types will enable the plan administrator to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	No Evergreen Feature. The number of authorized shares under the 2024 Equity Incentive Plan is fixed at 600,000. As of the effective date of the 2024 Equity Incentive Plan, no new grants will be made under our 2016 Equity Incentive Plan. The 2024 Equity Incentive Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.

•	Repricings Prohibited. Repricing of options and stock appreciation rights (“SARs”) generally is prohibited without prior stockholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

•	Discount Stock Options and SARs Prohibited. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted, with a customary exception for replacement awards granted in connection with the acquisition of another entity.

•	Conservative Change in Control Provisions. The 2024 Equity Incentive Plan does not include a special change in control price payable to award holders. The change in control provisions under the 2024 Equity Incentive Plan provide for acceleration of vesting in the event of a change in control only if the 2024 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.

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•	Clawback Policy Implementation. All awards under the 2024 Equity Incentive Plan will be subject to any applicable clawback policy in effect from time to time, including, but not limited to, the clawback policy that QCR Holdings, Inc. adopted on August 16, 2023.

•	Independent Oversight. The 2024 Equity Incentive Plan will be administered by a committee of independent directors.

General

The 2024 Equity Incentive Plan incorporates a broad variety of equity-based incentive compensation elements to provide the Compensation Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2024 Equity Incentive Plan and the best interests of QCR Holdings.

The maximum number of shares of QCR Holdings’ common stock that may be delivered to participants, or their beneficiaries, under the 2024 Equity Incentive Plan is 600,000, with adjustments for certain corporate transactions and for forfeited shares. As of the date of stockholder approval of the 2024 Equity Incentive Plan, no additional awards will be granted under the 2016 Equity Incentive Plan. To the extent that any shares covered by an award under the 2024 Equity Incentive Plan are forfeited or are not delivered for any reason, including because the award is forfeited, cancelled or settled in cash, the shares will not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2024 Equity Incentive Plan. For SARs that are settled in stock, only the actual shares delivered will be counted for purposes of these limitations. Tandem awards will not be double-counted for purposes of these limitations. If any option granted under the 2024 Equity Incentive Plan is exercised by tendering shares, the full number of shares covered by such award will be counted for purposes of these limitations. If the withholding tax liabilities arising from an award under the 2024 Equity Incentive Plan are satisfied by the tendering of shares of QCR Holdings common stock to QCR Holdings or by the withholding of shares by QCR Holdings, such shares will be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2024 Equity Incentive Plan.

The 2024 Equity Incentive Plan’s effective date would be the date of its approval by QCR Holdings’ stockholders. If approved, the 2024 Equity Incentive Plan will continue in effect until terminated by the Board of Directors. However, no awards may be granted under the 2024 Equity Incentive Plan after the 10-year anniversary of its effective date. Any awards that are outstanding after the 10th anniversary of the effective date will remain subject to the terms of the 2024 Equity Incentive Plan.

The following additional limits apply to awards under the 2024 Equity Incentive Plan:

•	The maximum number of shares that may be covered by options or stock appreciation rights that are granted to any one director during any calendar year is 30,000 shares; and

•	The maximum number of shares that may be covered by stock awards that are granted to any one director during any calendar year is 5,000 shares.

The Compensation Committee may use shares available under the 2024 Equity Incentive Plan as the form of payment for grants or rights earned or due under any compensation plans or arrangements of QCR Holdings or a subsidiary, including the plans and arrangements of QCR Holdings or a subsidiary assumed in business combinations.

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In the event of a corporate transaction involving the stock of QCR Holdings (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization or merger), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event. However, the Compensation Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the 2024 Equity Incentive Plan.

Awards granted under the 2024 Equity Incentive Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, the Compensation Committee has the discretion to permit the transfer of awards under the 2024 Equity Incentive Plan to immediate family members of participants, trusts and other entities established, as long as the transfers are made without value to the participant. In no event may an award granted under the 2024 Equity Incentive Plan be sold, assigned or transferred to any third-party financial institution.

Eligibility

Selected employees and directors of, and eligible service providers to, QCR Holdings and its subsidiaries are eligible to become participants in the 2024 Equity Incentive Plan. The Compensation Committee will determine the specific individuals who will be granted awards under the 2024 Equity Incentive Plan and the type and amount of any such awards.

Options

The Compensation Committee may grant nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than 10 years from the date of grant.

The exercise price for any option may not be less than the fair market value of QCR Holdings’ common stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by QCR Holdings or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to QCR Holdings as consideration for the grant of a replacement option with a lower exercise price, except as approved by QCR Holdings’ stockholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

Options awarded under the 2024 Equity Incentive Plan will be exercisable in accordance with the terms established by the Compensation Committee. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Compensation Committee, the exercise price of an option may be paid in cash, in shares of QCR Holdings’ common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by the Board of Directors or by irrevocably authorizing a third party to sell shares of QCR Holdings’ common stock and remit a sufficient portion of the proceeds to QCR Holdings to satisfy the exercise price (sometimes referred to as a “cashless exercise”) or in any combination of the foregoing methods deemed acceptable by the Compensation Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.

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Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. Except as described below, the exercise price for a SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for a SAR granted in replacement of an existing award held by an employee, director or service provider of a third party that is acquired by QCR Holdings or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Compensation Committee.

Stock Awards

A stock award is a grant of shares of QCR Holdings’ common stock or a right to receive shares of QCR Holdings’ common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, deferred stock units, bonus shares, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Compensation Committee. Any specific performance measures, performance objectives or period of service requirements may be set by the Compensation Committee in its discretion.

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.

Further, except as otherwise provided by the Compensation Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the participant and QCR Holdings or a subsidiary, whether during or after the participant’s termination of service, the participant will forfeit or pay the following to QCR Holdings:

•	all outstanding awards granted to the participant under the 2024 Equity Incentive Plan, including awards that have become vested or exercisable;

•	any shares held by the participant in connection with the 2024 Equity Incentive Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;

•	the profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and

•	the profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2024 Equity Incentive Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

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Change In Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2024 Equity Incentive Plan then held by the participant will become fully exercisable immediately if, and all stock awards will become fully earned and vested immediately, if (i) the 2024 Equity Incentive Plan is not an obligation of the successor entity following a change in control or (ii) the 2024 Equity Incentive Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.

For purposes of the 2024 Equity Incentive Plan, a “change in control” generally will be deemed to occur when (i) any person acquires the beneficial ownership of 33% or more of the common stock of QCR Holdings, except that the acquisition of an interest by a benefit plan sponsored by QCR Holdings or a corporate restructuring in which another member of QCR Holdings’ controlled group acquires such an interest generally will not be a change in control for purposes of the 2024 Equity Incentive Plan, (ii) during any 12-month period, a majority of the members of the Board of Directors serving as of the 2024 Equity Incentive Plan’s effective date, or whose election was approved by a vote of a majority of the directors then in office, no longer serves as directors, (iii) QCR Holdings combines or merges with another company and, immediately after the combination, the stockholders of QCR Holdings immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the resulting company or (iv) the consummation of a complete liquidation or dissolution of, or an agreement for the disposition of two-thirds or more of the consolidated assets of, QCR Holdings occurs.

In the event an award under the 2024 Equity Incentive Plan constitutes “deferred compensation” for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Code Section 409A.

Amendment and Termination

Our board may at any time amend or terminate the 2024 Equity Incentive Plan or any award granted under the 2024 Equity Incentive Plan, but any amendment or termination generally may not impair the rights of any participant without the participant’s written consent. The Board of Directors may not amend any provision of the 2024 Equity Incentive Plan to materially increase the original number of shares that may be issued under the 2024 Equity Incentive Plan (other than as provided in the 2024 Equity Incentive Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the 2024 Equity Incentive Plan without approval of QCR Holdings’ stockholders. However, the Board of Directors may amend the 2024 Equity Incentive Plan at any time, retroactively or otherwise, to ensure that the 2024 Equity Incentive Plan complies with current or future law without stockholder approval, and the Board of Directors may unilaterally amend the 2024 Equity Incentive Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.

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Clawback Policy

All awards, amounts and benefits received under the 2024 Equity Incentive Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable clawback policy or any applicable law even if adopted after the 2024 Equity Incentive Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the 2024 Equity Incentive Plan.

Nonqualified Stock Options. The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares; and QCR Holdings generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Appreciation Rights. The grant of a SAR generally will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and QCR Holdings will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards. A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and QCR Holdings will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and QCR Holdings will be entitled to a corresponding deduction.

Withholding of Taxes. QCR Holdings may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Compensation Committee, participants may have shares withheld from awards, may tender previously owned shares to QCR Holdings, or may have any compensation or other amounts payable to participant withheld to satisfy tax withholding requirements. The shares withheld from awards may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction or such lesser amount as may be established by QCR Holdings.

Change in Control. Any acceleration of the vesting or payment of awards under the 2024 Equity Incentive Plan in the event of a change in control in QCR Holdings may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by QCR Holdings.

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The foregoing description of the 2024 Equity Incentive Plan is qualified in its entirety by reference to the full text of the 2024 Equity Incentive Plan, a copy of which is attached to the Proxy Statement as Appendix A.

No Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2024 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2024 Equity Incentive Plan. QCR Holdings strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The number and types of awards to be made pursuant to the 2024 Equity Incentive Plan is subject to the discretion of the Compensation Committee and is not determinable at this time.

Stockholder Vote Necessary For Approval of the 2024 Equity Incentive Plan

Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the 2024 Annual Meeting and entitled to vote.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that you vote to approve the 2024 Equity Incentive Plan by voting “FOR” this proposal.

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